OMB APPROVAL

OMB Number:	3235-0059
Expires:	May 31, 2009
Estimated average burden hours per response	87.50
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Calamos Asset Management, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

April 20, 2007

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders of Calamos Asset Management, Inc. The meeting will be held at 9:00 a.m. local time on Friday, May 25, 2007 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563.

The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of Calamos Asset Management will be present at the meeting to respond to questions from our stockholders.

Please sign and return the enclosed proxy card promptly in the postage-paid envelope. A majority of the voting power of our common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the annual meeting. You may revoke your proxy at any time before it is voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Sincerely yours,

John P. Calamos, Sr.
Chairman of the Board,
Chief Executive Officer and
Co-Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630 245-7200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 25, 2007

Notice is hereby given that the annual meeting of stockholders of Calamos Asset Management, Inc. will be held at 9:00 a.m. local time on Friday, May 25, 2007 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563, for the following purposes:

1. To elect six (6) directors to our board of directors. Each director will hold office until the 2008 annual meeting of stockholders or until that person’s successor is elected and qualified;

2. To ratify our audit committee’s appointment of KPMG LLP, an independent registered public accounting firm, as independent auditors for the current fiscal year ending December 31, 2007; and

3. To transact such other business that may be raised at the annual meeting or any adjournments or postponements of the annual meeting.

You must have owned shares at the close of business on April 19, 2007 to be entitled to receive notice of, and to vote on, all matters presented at the annual meeting. Even if you plan to attend the annual meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By order of the board of directors,

James S. Hamman, Jr.
Secretary

April 20, 2007
Naperville, Illinois

CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

April 20, 2007

This proxy statement and the accompanying notice of annual meeting of stockholders are being furnished in connection with the solicitation by the board of directors of Calamos Asset Management, Inc., a Delaware corporation, of proxies for use at the 2007 annual meeting of stockholders. The annual meeting will be held at 9:00 a.m. local time on Friday, May 25, 2007 at our headquarters, 2020 Calamos Court, Naperville, Illinois 60563. We expect that this proxy statement and the enclosed proxy, together with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 will be mailed on or about April 23, 2007 to each stockholder entitled to vote at the annual meeting.

Unless the context otherwise requires, references to “we,” “us,” “our” and “company” refer to Calamos Asset Management and its consolidated subsidiaries. Calamos Family Partners, Inc., a Delaware corporation, its subsidiaries and their predecessor companies, are referred to herein as our “predecessor company.” “Calamos Interests” refers to Calamos Family Partners and John P. Calamos, Sr., the Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer of the company.

Calamos Family Partners is wholly owned by John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. (Calamos principals). John P. Calamos, Sr. holds the controlling interest in Calamos Family Partners, which holds all of our outstanding Class B common stock. Calamos Asset Management is the sole manager of Calamos Holdings LLC. Calamos Holdings is owned approximately 23.2% by Calamos Asset Management and 76.8% by Calamos Interests.

Calamos Asset Management entered into a stockholders’ agreement with Calamos Family Partners, Calamos Holdings, the Calamos principals and the family affiliates which, among other things (i) restricts transfers of (a) the shares of Calamos Family Partners owned by the Calamos principals and their family affiliates, (b) the shares of our Class B common stock and the membership units in Calamos Holdings held by Calamos Interests and (c) any shares of our Class A common stock issued upon conversion of our Class B common stock or in exchange for any of those membership units in Calamos Holdings, and (ii) allows Calamos Family Partners to designate two persons to attend all of our board meetings as observers. Calamos Family Partners has designated John P. Calamos, Jr. and Laura Calamos-Nasir, children of John P. Calamos, Sr., as its board observers.

VOTING INFORMATION

Who can vote?

You may vote if you held shares of our Class A or Class B common stock directly as a stockholder of record or beneficially in street name at the close of business on April 19, 2007 (the record date). As of the record date, we had 23,324,082 shares of Class A common stock outstanding and 100 shares of Class B common stock outstanding. All the shares of Class B common stock are held by Calamos Family Partners.

How many votes are needed to hold the annual meeting?

In order to take any action at the annual meeting, the record holders of shares having a majority of the voting power as of the record date must be present at the meeting. This is called a quorum.

Who may vote on each proposal?

The holders of our Class B common stock, voting separately, are entitled to elect two directors at the annual meeting. The holders of our Class A and Class B common stock, voting together, are entitled to elect the remaining four directors and vote on all other matters submitted to stockholders. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The nominees for election by the holders of our Class A and Class B common stock, voting together, are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight.

How many votes per share am I entitled to?

If you hold shares of Class A common stock, you are entitled to one vote per share. Holders of shares of Class B common stock are entitled to the number of votes per share equal to (1) 10, multiplied by the sum of (a) the aggregate number of shares of Class B common stock held, and (b) the aggregate number of membership units held in our subsidiary, Calamos Holdings, divided by (2) the number of shares of Class B common stock held. All of the 100 outstanding shares of Class B common stock are currently held by Calamos Family Partners, which also holds 76.8 million membership units in Calamos Holdings. As a result, Calamos Family Partners is entitled to approximately 768 million votes, representing 100% of the Class B voting power and approximately 97% of the combined voting power of our company.

Who counts the votes?

The final voting results will be tallied by our transfer agent, The Bank of New York, which also will serve as the inspector of elections. The results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2007.

What is a proxy?

A proxy allows someone else (the proxy holder) to vote your shares on your behalf. The board of directors of Calamos Asset Management (board of directors or board) is asking you to allow any of the persons named on the proxy card (John P. Calamos, Sr., Patrick H. Dudasik and James S. Hamman, Jr.) to vote your shares at the annual meeting.

How do I vote by proxy?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. For more information on these options, please see your proxy card or the information your bank, broker, or other holder of record provided to you. Unless you indicate otherwise on your proxy card, the persons named as your proxy holders on the proxy card will vote your shares “FOR” all nominees to the board of directors and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (the independent auditors) for the fiscal year ending

December 31, 2007. If any other matters come before the annual meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by submitting another proxy with a later date before the beginning of the annual meeting. You also may revoke your proxy by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, whether you plan on attending in person or not, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

What is the voting requirement to approve each proposal?

For the election of directors (Proposal No. 1), each nominee for each Class B director position receiving a plurality of votes of the Class B stockholders and each nominee for the remaining four director positions receiving a plurality of the combined votes of the Class A and Class B stockholders, entitled to vote for such position shall be elected, without regard to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Therefore, the two nominees for Class B director positions and the four nominees for the remaining director positions receiving the highest number of votes cast at the meeting from their respective stockholder voting group will be elected. An affirmative vote of the holders of shares of Class A and Class B common stock, voting together as a single class, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matters, are necessary to ratify the appointment of KPMG LLP (Proposal No. 2). Shares properly voted “ABSTAIN” on this matter will be treated as having voted “AGAINST” the proposal.

Calamos Family Partners, which holds all of the outstanding Class B common stock and approximately 97% of the combined voting power of the company, has advised us that it intends to vote “FOR” all of the nominees for director and “FOR” ratification of the appointment of KPMG LLP. This would result in the election of all the director nominees and the ratification of KPMG LLP’s appointment by the audit committee.

Who pays for this proxy solicitation?

We pay the cost of soliciting your proxy. Proxies also may be solicited personally or by telephone or facsimile by directors, officers and employees of our company and its subsidiaries, without additional compensation to those individuals. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

Our board’s nominating and governance committee recommended, and the board approved, all of the nominees named below for election as members of the board of directors of Calamos Asset Management. All nominees are currently directors. G. Bradford Bulkley, Richard W. Gilbert and Arthur L. Knight are standing for re-election; and Mitchell S. Feiger is standing for election for the first time. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The holders of our Class A and Class B common stock, voting together as a single class, are entitled to vote for the election of the remaining four director positions, the nominees for which are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. If elected, each director will serve until the 2008 annual meeting of stockholders or until a successor is elected and qualified or until that person’s earlier resignation, retirement, death, disqualification or removal.

The board has affirmatively determined that the board is currently composed of a majority of independent directors, and that the following nominees are independent within the meaning of NASDAQ rules: G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with Calamos Asset Management, other than his service as a director. In making the determination of independence, the board applies the objective measures and principles contained in the NASDAQ and SEC standards defining independence, considers any direct or indirect material relationships which the director has with Calamos Asset Management, and any other relevant facts and circumstances. In particular, the board evaluated the lending and deposit relationships which MB Financial Bank, N.A., a subsidiary of MB Financial, Inc., where Mitchell S. Feiger is the President and Chief Executive Officer and a director, has with certain Calamos family interests, and concluded that such relationship is immaterial to MB Financial, Inc. and does not affect Mr. Feiger’s independence.

Unless you mark on your proxy card to withhold authority to vote for one or all of the director nominees, the persons named as proxy holders intend to vote “FOR” all of these nominees.

Recommendation of the Board

The board of directors recommends a vote “FOR” each of the following nominees. The voting requirements for this proposal are described in the Voting Information section.

Nominees

Listed below are the names, ages, and principal occupations for the past five years of the director nominees:

John P. Calamos, Sr., 66, is our Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer. Mr. Calamos is the uncle of Nick P. Calamos and founded our predecessor company in 1977. Previously, he enlisted in the United States Air Force and ultimately earned the rank of Major. Mr. Calamos received his undergraduate degree in economics and an MBA in finance from the Illinois Institute of Technology. He is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

Nick P. Calamos, 45, is our Senior Executive Vice President and Co-Chief Investment Officer and a director of our company. He joined our predecessor company in 1983 and has more than 20 years of experience in the investment industry. Mr. Calamos oversees our research and portfolio management function. He received his undergraduate degree in economics from Southern Illinois University and a master’s degree in finance from Northern Illinois University. A Chartered Financial Analyst, Mr. Calamos is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

G. Bradford Bulkley, 50, has served on our board since 2005. From October 7, 2002 to January 28, 2005, Mr. Bulkley served as a member of the Calamos Family Partners advisory board. Mr. Bulkley founded Bulkley

Capital, L.P., and has over 25 years of experience in corporate finance. He began his career at Harris Trust & Savings Bank in Chicago, where he was a commercial lender to middle-market companies in the Midwest. He then formed and managed one of the largest communications lending divisions in the country at what is now Bank of America. Additionally, Mr. Bulkley has been a director or advisory board member of several privately held companies. He is a member of the National Association of Corporate Directors and the Association for Corporate Growth. Mr. Bulkley received a bachelor’s degree from Trinity University in San Antonio, Texas, and an MBA in finance from DePaul University in Chicago.

Mitchell S. Feiger, 48, has served on our board since January 2007. Since 1999, Mr. Feiger has been the President and Chief Executive Officer of MB Financial, Inc., a NASDAQ-traded company. He also serves as a director of MB Financial, MB Financial Bank, N.A. (Illinois) and Union Bank, N.A. (Oklahoma). Mr. Feiger began his career with Touche Ross & Co. in 1982. From 1984 to 1992, he held a variety of positions with Affiliated Banc Group, ending as executive vice president. From 1992 to 1999, he was president and a director of Coal City Corp., adding the title of chief executive officer in October 1998. Coal City merged with MB Financial in 1999. Mr. Feiger received his bachelor’s degree from the University of Illinois, Champaign, and his MBA from the University of Chicago Graduate School of Business. He is a member of the advisory board for the Institute for Truth in Accounting, a public interest group created to enhance the credibility of public and private sector financial reporting by encouraging the issuance of understandable, reliable and relevant information.

Richard W. Gilbert, 66, has served on our board since 2005. From June 4, 2002 to January 28, 2005, Mr. Gilbert served as a member of the Calamos Family Partners advisory board. In addition to serving on the board of Calamos Asset Management, he has served as an independent director for the Principal Mutual Funds since 1984. He is also an independent director of the Horton Insurance Agency. From 1990 to 1995, Mr. Gilbert was Chairman and director of the Federal Home Loan Bank of Chicago. He also has served as a director of Bulkley Capital, L.P. since 1996. Before retiring from active management in 1994, Mr. Gilbert was Publisher and Chief Executive Officer of Pioneer Press Newspapers in suburban Chicago; President and Chief Operating Officer of Park Communications, a media company in Ithaca, New York; and President of the Des Moines Register, a family-owned communications company. Mr. Gilbert graduated from Simpson College in Indianola, Iowa.

Arthur L. Knight, 69, has served on our board since 2004. From August 14, 2002 to January 28, 2005, Mr. Knight served as a member of the Calamos Family Partners advisory board. Since 1994, Mr. Knight has served as a business consultant and independent director for a number of private and public, industrial, financial and service companies. Currently, he serves on the board of directors of STS Consultants, Ltd. and Hi-Tech Plastics, Inc. Prior to 1994, Mr. Knight served as President, Chief Executive Officer and Director of Morgan Products, Ltd., a New York Stock Exchange-listed company. Previously, he held a number of executive positions with Houdaille Industries, Inc., also a New York Stock Exchange-listed company, and its successors. His final position at Houdaille was President, Chief Executive Officer and director of John Crane Houdaille, Inc. Mr. Knight is a member of the National Association of Corporate Directors. He received his bachelor’s degree from Dartmouth College and an MBA from the University of New York at Buffalo.

CORPORATE GOVERNANCE

Calamos Asset Management regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review laws affecting corporate governance, as well as rules adopted by the U.S. Securities and Exchange Commission and NASDAQ. Additional corporate governance information, including our corporate governance guidelines and committee charters, is located in the corporate governance section of our website at www.calamos.com.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (Code of Conduct), which applies to all employees and directors of Calamos Asset Management. The Code of Conduct is posted in the corporate governance section of our website and is available in print to stockholders who request a copy from our Secretary at our principal executive offices. Interested parties may address a written request for a printed copy of the Code of

Conduct to: Secretary, Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Attendance at Board and Committee Meetings and Annual Meeting of Stockholders

For the fiscal year ended December 31, 2006, the board held six meetings which were attended by all of the directors who were serving at the time with the exception of Nick P. Calamos, who attended four. The audit committee held eight meetings, the compensation committee held five meetings and the nominating and governance committee held four meetings; each of which were attended by all of the independent, non-management directors who were serving at the time.

Under the company’s corporate governance guidelines, directors are expected to prepare for and use reasonable efforts to participate in all board meetings and meetings of committees on which they serve. To promote open discussion among the directors who are not officers or employees of our company, these non-management directors, who also serve as members of each of the board’s committees, generally meet in executive session after regularly scheduled meetings. The board has a policy encouraging director attendance at annual meetings of stockholders.

Committee Membership and Meetings

The table below provides current membership information for the audit committee, the compensation committee and the nominating and governance committee.

Nominating and
	Audit	Compensation	Governance

G. Bradford Bulkley	M	M	M
Mitchell S. Feiger	M	M	M
Richard W. Gilbert	C	M	M
Arthur L. Knight	M	C	C

M — Member

C — Chairman

Below is a description of each standing committee of the board. The board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by NASDAQ and promulgated under the Securities Exchange Act of 1934, as amended.

Nominating and Governance Committee

The nominating and governance committee has the following responsibilities, among other functions:

•	identifying individuals qualified to serve as our directors;

•	recommending qualified individuals for election to our board of directors;

•	recommending to our board the directors to serve on each of our board committees; and

•	developing and recommending corporate governance guidelines to the board.

The nominating and governance committee charter is posted in the corporate governance section of our website. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Criteria for board nomination.  The committee considers the appropriate balance of experience, skills and other characteristics required of board members; seeks to ensure that at least a majority of the directors are independent under NASDAQ rules; and requires that members of the audit committee meet the financial literacy requirements under NASDAQ rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business, and willingness to devote adequate time to board duties.

Board nomination process.  The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based upon input from board members. The committee generally considers re-nomination of incumbent directors provided that they continue to meet the board’s qualification criteria. New director candidates may be identified by members of the board, as was the case with Mr. Feiger who was identified by Mr. Knight, or through a search firm retained by the committee for this purpose. Candidates are evaluated by the committee by reviewing the candidates’ biographical information, qualifications and references. Qualified nominees are interviewed by the board chairman and members of the committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend a candidate to the board. The board selects nominees to be presented for the approval of the stockholders or for election to fill a vacancy. Although the committee prefers to consider nominees identified by the board, the committee will consider stockholder recommendations of proposed director nominees that are timely received. The committee uses a similar process to evaluate candidates recommended by stockholders.

To recommend a prospective nominee for the committee’s consideration, please submit the candidate’s name and qualifications to our Secretary at our principal executive offices. Submissions must include (a) the proposed nominee’s name and qualifications, including five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, board memberships (if any), as well as the reason for the stockholder’s recommendation, (b) the name and address of the stockholder or stockholders proposing such nominee, (c) the number of shares of stock which are beneficially owned by such stockholder or stockholders, and (d) a description of any financial or other relationship between the stockholder(s) and the nominee or between the nominee and our company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the stockholders. Recommendations received by December 26, 2007, will be considered for nomination at the 2008 annual meeting of stockholders.

Audit Committee

The audit committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of financial statements and related disclosure and systems of internal controls;

•	the independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	compliance with legal and regulatory requirements.

The audit committee is a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The audit committee meets with the independent auditors and reviews the scope of their audit, the related reports and any recommendations they may make.

The audit committee operates under a written charter adopted by the board, a copy of which is posted in the corporate governance section of our website. A copy of the charter also may be obtained by written request to our Secretary at our principal executive offices.

Each current member of the audit committee (1) meets the heightened independence standards for audit committee members under U.S. Securities and Exchange Commission rules currently in effect and (2) has the accounting or financial management expertise required for audit committee members under NASDAQ rules. The board has determined that Mr. Feiger is qualified as an audit committee financial expert within the meaning of the U.S. Securities and Exchange Commission rules.

Compensation Committee

The compensation committee has the following responsibilities, among other functions:

•	recommending the compensation of our directors, including equity-based compensation, to our board for approval;

•	reviewing and approving corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation;

•	determining the total compensation for our Named Executive Officers (as defined in the summary compensation table below);

•	with respect to our equity-based compensation plans, approving the grants of stock options and other equity-based incentives for employees as permitted under our compensation plans; and

•	reviewing and making recommendations to our board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for our senior executives.

The compensation committee charter is posted in the corporate governance section of our website. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

DIRECTOR COMPENSATION

Director Compensation Table for 2006

The following table provides compensation information for non-employee directors of the company for the fiscal year ended December 31, 2006.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash ($)	Awards(1)(2) ($)	Awards(1)(3) ($)	Compensation ($)	Total ($)

G. Bradford Bulkley	71,000	9,306	12,886	—	93,192
Richard W. Gilbert	81,000	9,306	12,886	—	103,192
Arthur L. Knight	81,000	9,553	10,803	—	101,356

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), and, where applicable, includes amounts from awards granted in 2004, 2005 and 2006. No forfeitures for the non-employee directors occurred during 2006. Assumptions used in the calculation of these amounts are set forth in footnote 13 to the company’s audited financial statements for the fiscal year ended December 31, 2006 included in the company’s Annual Report on Form 10-K filed with the SEC on March 6, 2007.

(2)	On February 15, 2006, each non-employee director received 1,129 restricted stock units (RSUs) that will vest at the rate of 33 1/3% per year, beginning February 15, 2010. Each RSU grant had a grant date fair value of $40,000. G. Bradford Bulkley, Richard W. Gilbert and Arthur L. Knight held an aggregate of 2,579, 2,579 and 3,553 RSUs, respectively, as of December 31, 2006.

(3)	On February 15, 2006, each non-employee director received 3,387 stock options that will vest at the rate of 33 1/3% per year, beginning February 15, 2010. Each stock option grant had a grant date fair value of $48,550. The closing market price on the date of grant for a share of Class A common stock was $35.93 and the exercise price per share is $35.43 (the closing market price on the date preceding the grant date, as provided under the company’s incentive compensation plan). G. Bradford Bulkley, Richard W. Gilbert and Arthur L. Knight held an aggregate of 8,987, 8,987 and 10,660 option awards, respectively, as of December 31, 2006.

As of January 2007, our non-employee directors receive an annual retainer fee of $50,000, payable in quarterly installments, and a meeting attendance fee of $2,500 for each board meeting attended in person and $1,500 for each board meeting attended telephonically. In addition, there is an annual supplemental retainer of $10,000 (payable quarterly) for the audit committee chairperson and an annual supplemental retainer of $5,000 each (payable quarterly) for the chairpersons of the compensation committee and the nominating and corporate governance committee. The meeting attendance fee for the audit committee is $1,250 per committee meeting and $1,000 per committee meeting for each of the compensation committee and the nominating and governance committee. As provided in the Director Compensation table above, non-employee directors have also been awarded restricted stock units (RSUs) and stock options pursuant to the company’s incentive compensation plan. In February 2007, each non-employee director was awarded 1,451 RSUs and 4,353 stock options. Directors who are officers or employees of Calamos Asset Management do not receive additional compensation for serving as a director. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, including expenses associated with attending continuing education programs for directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the Class A common stock beneficially owned as of April 12, 2007, by (1) the Calamos Family, which includes Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos (both of whom are director nominees and Named Executive Officers) and John P. Calamos, Jr., (2) each non-management director, (3) each other Named Executive Officer, (4) each other stockholder known to us to beneficially own more than 5% of our total outstanding Class A common stock and (5) all nominees for directors and executive officers as a group. All of our outstanding Class B common stock is held by Calamos Family Partners.

				Percent of Class A
	Amount of		Percent of	Common Stock
	Beneficial		Class A	Assuming
Name of Beneficial Owner	Ownership**		Common Stock	Exchange(1)

Calamos Family:
Calamos Family Partners	77,004,721	(2)	—	76.75%
John P. Calamos, Sr.			*	*
Nick P. Calamos
John P. Calamos, Jr.
Non-Management Directors:
G. Bradford Bulkley	4,290		*	*
Mitchell S. Feiger	—		*	*
Richard W. Gilbert	1,000		*	*
Arthur L. Knight	17,771		*	*
Other Named Executive Officers:
Patrick H. Dudasik	40,291		*	*
James S. Hamman, Jr.	35,354		*	*
Philip E. Moriarty, II	—		*	*
Other 5% Beneficial Owners:
Morgan Stanley	4,374,881	(3)	18.9%	4.36%
Earnest Partners, LLC	3,084,075	(4)	13.2%	3.07%
Torray LLC	1,340,404	(5)	5.8%	1.33%
Total outstanding Class A shares			23,324,082	100,324,182
All director nominees and officers as a group (13 persons)	77,108,251	(6)	—	76.86%

*	Less than 1%.

**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(1)	Assumes the Calamos Interests exchange their membership units in Calamos Holdings and shares of our Class B common stock for shares of our Class A common stock. See footnote 2 below.

(2)	Includes (i) 76,800,000 membership units in Calamos Holdings and 100 shares of our Class B common stock owned by Calamos Family Partners, convertible and exchangeable, respectively, on demand for a corresponding number of shares of our Class A common stock, (ii) 200,000 membership units in Calamos Holdings owned by John P. Calamos, Sr., convertible on demand for a corresponding number of shares of our Class A common stock, and (iii) 4,621 Class A common shares held by Mr. John P. Calamos, Sr.’s spouse. Pursuant to our Amended and Restated Certificate of Incorporation, Calamos Family Partners, as a holder of shares of Class B common stock, is entitled to a number of votes per share equal to 10 multiplied by the sum of (x) the aggregate number of shares of Class B common stock held by Calamos Family Partners and (y) the aggregate number of membership units of Calamos Holdings or any successor entity thereto, held by Calamos Family Partners, divided by (z) the number of shares of Class B common stock held by Calamos Family Partners. Calamos Family Partners’ interest represents approximately 97% of the votes of the holders of the common stock of the company. John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. serve as directors of Calamos Family Partners. Calamos Family Partners is wholly owned by the Calamos principals and family affiliates. By virtue of his controlling interest in Calamos Family Partners, John P. Calamos, Sr. is deemed to beneficially own all 76,800,000 membership units in Calamos Holdings and all 100 shares of our Class B common stock held by Calamos Family Partners. The mailing address for each of Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. is c/o Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563.

(3)	Based on information disclosed in a Schedule 13G/A filed by Morgan Stanley with the U.S. Securities and Exchange Commission on February 14, 2007. Morgan Stanley’s mailing address is 1585 Broadway, New York, New York 10036. Atlanta, Georgia 30309.

(4)	Based on information disclosed in a Schedule 13G/A filed by Earnest Partners, LLC with the U.S. Securities and Exchange Commission on April 10, 2007. Earnest Partners LLC’s mailing address is 1180 Peachtree Street NE, Suite 2300,

(5)	Based on information disclosed in a Form 13G filed by Torray LLC with the U.S. Securities and Exchange Commission on April 12, 2007. Torray LLC’s mailing address is 7501 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814.

(6)	Includes the holdings described in footnote 2 above.

EXECUTIVE OFFICERS OF THE REGISTRANT

Listed below are the names, ages, and principal occupations for the past five years of our executive officers who are not directors:

James F. Baka, 39, is our Executive Vice President, Wealth Management, and is the President of Calamos Wealth Management LLC. Mr. Baka oversees our wealth management group, which provides investment services to high net worth individuals, family offices and private foundations. Before taking on his current role in 2007, Mr. Baka was our Senior Vice President and National Sales Manager — Institutional Sales, where he had oversight of the company’s institutional services and private wealth management areas. Immediately prior to joining our predecessor company in 2003, Mr. Baka was vice president for Fidelity Investments in Chicago for nine years. He received his bachelor’s degree in finance and management from Arizona State University.

Patrick H. Dudasik, 51, is our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer. Mr. Dudasik assumed the additional responsibility of Chief Operating Officer, a newly created position, in 2007. As Chief Operating Officer and Chief Financial Officer, he is responsible for general corporate oversight as well as management of the accounting, finance, operations, information technology and facilities functions. Before joining our predecessor company in 2001, Mr. Dudasik worked for 18 years at Zurich Kemper Investments, Inc., where he last served as Executive Vice President and Chief Financial Officer. Mr. Dudasik has a bachelor’s degree in accounting from Southern Illinois University and is a CPA.

James S. Hamman, Jr., 37, is our Executive Vice President, General Counsel and Secretary. Mr. Hamman joined our predecessor company in 1998 and, as General Counsel and Secretary, is responsible for all legal, compliance and internal audit matters for the company. Previously, Mr. Hamman was Vice President and Associate Counsel for Scudder Kemper Investments, Inc. in Chicago from 1996 to 1998, and prior to that he was an associate with Vedder Price Kaufman & Kammholz, P.C. Mr. Hamman has a bachelor’s degree in accounting from the University of Notre Dame and a J.D. from Northwestern University School of Law.

Scott Craven Jones, 45, is our Executive Vice President and Chief Administrative Officer. Mr. Jones joined the company in 2005 and is responsible for strategic planning and strategic initiatives, as well as corporate development. Prior to joining our company, Mr. Jones was managing director, strategic development for Northern Trust Global Investments, serving previously as Global Chief Operating Officer for Northern’s passive and enhanced asset management business, where he was employed from 2001 to 2005. He holds a bachelor’s degree with honors from Trinity College, a J.D. from Northwestern University School of Law and the Chartered Financial Analyst (CFA) designation.

Philip E. Moriarty, II, 39, is our Executive Vice President, Head of Distribution and Business Development, and is President of Calamos Financial Services LLC. Mr. Moriarty oversees all our distribution activities as well as our marketing, business and product development. Before assuming his current role in 2007, Mr. Moriarty was our Senior Vice President and National Sales Manager — Intermediary Channels, where he was responsible for managing our intermediary channel sales force and expanding our client relationships. Immediately prior to joining our company in 2005, Mr. Moriarty was a managing director overseeing UBS’ Midwest institutional distribution team from 2001 to 2005. Mr. Moriarty received his bachelor’s degree from Yale University and his MBA from the Kellogg School of Management at Northwestern University.

Nimish S. Bhatt, 43, is our Senior Vice President and Director of Operations. Mr. Bhatt joined our predecessor company in 2004 and oversees the operations, accounting and administration of our investment products. From 1996 through 2003, Mr. Bhatt worked for BISYS Investment Services, where he last served as Senior Vice President of Alternative Investment Products, Tax & Quality Assurance. Mr. Bhatt has a bachelor’s degree in advanced accounting and auditing and a law degree in taxation from India’s Gujarat University. He also has an MBA from The Ohio State University. Mr. Bhatt is a member of the Investment Company Institute’s Accounting/Treasurer’s Committee and serves as a member of the board of directors of National Investment Company Service Association.

Robert M. Kunimura, 46, is our Senior Vice President and Chief Technology Officer. Mr. Kunimura joined the company in 2005 and is responsible for all information technology applications, development and support for the company. Previously, Mr. Kunimura was regional head of information technology and global database services manager for UBS Investment Bank. He began his career with UBS and its predecessor companies in 1981 as an operations analyst with O’Connor and Associates. Mr. Kunimura received his bachelor’s degree from Northwestern University and is a member of the Association for Computing Machinery and the Institute of Electrical and Electronics Engineers.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The current members of the compensation committee are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight, none of whom served as an officer or employee of the company or any of its subsidiaries during fiscal year 2006 or formerly served as an officer of the company or its subsidiaries.

None of the executive officers of the company have served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K. Based on our discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted:

COMPENSATION COMMITTEE
Arthur L. Knight (Chairman)
G. Bradford Bulkley
Mitchell S. Feiger
Richard W. Gilbert

The Compensation Committee Report does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to the executive officers’ compensation. This information describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follows.

Overview

Our guiding business principle is to outperform client expectations in risk-adjusted investment performance and service. Our corporate culture places a high value on teamwork, building long-term relationships, intellectual curiosity and ongoing professional development. We believe adherence to this principle and maintenance of this culture will contribute to long-term success for our Company and growth in stockholder value.

Our compensation philosophy and performance-based compensation programs are designed to recruit, motivate and retain executive officers who will advance our business principle, embrace our values and help us meet or exceed our strategic objectives with the overall objective of improving stockholder value.

What are the objectives of the company’s executive compensation program?

Our compensation program for our executive officers is designed to meet the following objectives:

•	attract and retain top-tier talent within the investment management industry;

•	link total compensation to individual, team and company performance; and

•	align executives’ interests with the company’s stockholders.

What is the company’s executive compensation program designed to reward?

Our compensation philosophy calls for a strong alignment between the interests of our executive officers and the company’s goals to ensure that our executive compensation program supports the company’s strategies. Our executive compensation program is designed to reward ongoing contributions to our success. Executives who perform at superior levels in achieving the company’s key corporate objectives receive superior levels of compensation. The total compensation package rewards past performance and encourages future contributions to achieving the company’s strategic goals and enhancing stockholder value.

We emphasize incentive compensation in our overall compensation package for executives. Our short-term incentive program ties non-equity incentive plan compensation opportunities to our annual performance against goals based on our strategic objectives. Our long-term incentive program uses a combination of restricted stock units and stock options to focus the long-term compensation opportunity squarely on the value of our stock. We use longer-than-average vesting periods for these awards, to reinforce a long-term view of continual growth and success.

Who is responsible for administering the company’s executive compensation program?

Our executive compensation program is administered by the compensation committee of the board of directors. See the Nominees section for information on the committee members and the Corporate Governance section for additional information on the committee’s other responsibilities.

What process has the committee followed to implement the executive compensation program?

The committee convenes meetings throughout the year to discuss and review compensation matters. Further, the committee conducts an annual review of the compensation program for all employees, including Named Executive Officers.

In the annual review, the committee reviews: (i) an analysis of compensation survey and peer group data specific to the investment management industry, (ii) the company’s existing program, as described in tally sheets, summarizing compensation packages for the company’s senior executives, and (iii) our incentive compensation plan and employment agreements with our Named Executive Officers. The committee also seeks and receives input on our executive compensation program from the executive officers and human resources team. Decisions on annual incentive plan payments for the prior year and overall target compensation for the current year are typically made in January and February.

The survey and peer group data reviewed by the committee compares the company’s levels of executive compensation against a benchmark group of 12 independent public companies in the investment management industry as compiled by McLagan Partners, a leading industry consultant. For 2006, the benchmark group included the following companies:

Affiliated Managers Group, Inc.	Franklin Resources, Inc.
AllianceBernstein L.P.	GAMCO Investors. Inc.
AMVESCAP PLC	Janus Capital Group, Inc.
Black Rock, Inc.	Nuveen Investments, Inc.
Eaton Vance Corp.	Putnam Investments
Federated Investors, Inc.	T. Rowe Price Group

Although most of these peers are larger than our company, the committee believes the group to be appropriate for purposes of determining market compensation because these are the companies with which we compete for executive talent. We refer to this group as the “industry peer group.”

With respect to survey and peer group data, the committee recognizes that reported positions in the compiled data will not exactly match the positions at our company. As such, the committee factors into its review the authority, experience, performance and responsibilities of each executive.

What other information does the committee consider when making executive compensation decisions?

In addition to survey and other data relating to the competitive landscape, the committee also reviews tally sheets which set forth detailed information relating to the compensation of each executive officer and a comparison of the individual elements of compensation against the industry peer group. The committee takes this information into account as it makes determinations on an executive’s current compensation. Other factors considered include the dilutive effects of stock and option awards, the potential effects of varying levels of future stock price performance on the value of stock and option awards and the expense of compensation and benefits. The committee is provided information related to the anticipated costs that will be incurred as a result of the actions under consideration, as well as expense ratios to other measures of company performance.

The committee also considers the deductibility of compensation for tax purposes. Tax code section 162(m) limits the ability of public companies to deduct certain compensation in excess of $1 million paid to the Chief

Executive Officer or other Named Executive Officers. This limitation does not apply to compensation that qualifies as performance-based. We continue to be in a three-year transition period where section 162(m) does not apply to most of the compensation we pay. In anticipation of the expiration of the transition period at the end of 2007, the committee has considered performance-based awards. It is the committee’s view that, in general, compensation should be structured to comply with the Section 162(m) rules and thereby be deductible. However, there may be instances in the future where the compensation paid to an executive is not fully deductible.

What are the individual components of the executive compensation program and why does the company choose to pay them? How are the amounts for each component of executive compensation determined?

The company entered into employment agreements with John P. Calamos, Sr., Patrick H. Dudasik, Nick P. Calamos, James S. Hamman, Jr., and John P. Calamos Jr. at the time of our initial public offering and recently entered into employment agreements with Philip E. Moriarty, II, and James F. Baka. The primary purpose for entering into the employment agreements is to provide the executive certainty with respect to his positions, duties, responsibilities and authority, as well as compensation and provisions relating to termination of employment. Equally important, the employment agreements secure for the benefit of the company and stockholders the executive’s agreement to certain restrictive covenants. Under the employment agreements, each executive officer has agreed that while employed and for certain periods after termination of employment:

•	not to use or disclose any confidential information relating to our company;

•	not to be involved in any investment management business other than ours or provide any investment management services with or for any person, entity or organization other than our company, except as may be permitted by a vote of our independent directors;

•	except as required by law, not to use or refer to the Calamos name or the name of any of our funds or accounts, or the investment performance of any of our funds or accounts, in any public filing, advertising or marketing materials relating to any product or service that competes with any of our products or services; and

•	not to solicit any of our clients or solicit or retain any of our employees.

The committee takes into account the employment agreements when determining the compensation of these officers. As a condition to the receipt of certain incentive compensation by executive officers without employment agreements, the committee has required restrictive covenants along the lines of those noted immediately above.

As provided by the employment agreements, the primary components of our compensation program are base salary, short-term incentive compensation and long-term incentive compensation.

Salary.  The company’s practice of placing a heavy emphasis on performance-based compensation was contemplated when salaries were established under the employment agreements. Salaries were initially set based on industry peer group data, as well as the authority, experience, and responsibilities of the executives. In the case of John P. Calamos, Sr., his base salary also recognizes the fact that he serves a dual role as both the Chief Executive Officer and Co-Chief Investment Officer. Base salary levels are reviewed annually, and adjusted based on the same factors, as well as the executive’s performance.

The Summary Compensation Table provides information on salaries earned by the Named Executive Officers in 2006.

Short-Term Incentives.  Under the employment agreements, each of the executive officers is entitled to participate in the company’s short-term incentive program at a target payout opportunity expressed as a multiple of annual salary. The payout opportunity is a significant portion of the total compensation package. The company uses variously weighted key corporate objectives and consideration of individual achievement as the performance metrics for determining annual bonuses. For 2006, the key corporate objectives were:

•	marketing effectiveness, as measured by year-end assets under management, redemption rates, and growth in assets under management as compared to the industry peer group;

•	portfolio performance, as measured by risk-adjusted performance of the investment strategies managed by the company over a blended short- and long-term measurement period;

•	revenue growth, measured by total investment management fees and growth in investment management fee revenues compared to the industry peer group percentages;

•	operating leverage, as measured by operating margin relative to the industry peer group; and

•	stockholder return relative to the industry peer group. Stockholder return is measured by the sum of (i) the difference between the closing stock price at the end and beginning of the year and (ii) dividends paid during the year; divided by the closing stock price at the beginning of the year.

The committee assigns different weights to these objectives. Consistent with the committee’s emphasis on maintenance of historically strong portfolio performance and operating leverage, the committee placed greater weight on those objectives than the others.

The committee will also weigh discretionary factors based on evaluation of an executive’s performance, including performance on special projects, exceptional dedication and efforts, experience, and expectations for future contributions to achieving the company’s strategic goals and enhancing stockholder value.

Long-Term Incentives.  The committee believes that long-term equity-based incentives are an important part of the overall compensation package and are a crucial part of the pay-for-performance approach. The company’s incentive compensation plan provides for equity-based and cash-based awards. To date, the committee has granted equity-based awards using a combination of restricted stock units (RSUs) and stock options. RSUs and stock options both provide for increased economic value from growth in the price of our stock. The committee sets guidelines for the number of RSUs and stock options to be granted based on competitive compensation data. The committee believes that using a combination of RSUs and stock options is beneficial as each type of award has favorable features. RSUs provide a greater retention effect to our executive officers than stock options by providing for some economic value if the price of our stock were to decrease below the grant date price. The stock options granted to our executives provide more performance incentive than RSUs by allowing a greater opportunity for increased economic value. Beginning with our first annual grants in early 2005, we have made annual grants in mid-February, following our year-end earnings announcement. The committee also made grants in July 2006 in connection with promotions or new hires.

Under the employment agreements, each of our Named Executive Officers is eligible for awards made under our incentive compensation plan and to receive a minimum annual award expressed as a multiple of base salary.

Restricted Stock Units.  Each RSU equals a share of common stock. RSUs vest if the recipient remains employed by the company for a prescribed period of time. All RSUs granted vest one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant.

Stock Options.  Stock options entitle the holder to purchase a fixed number of shares of common stock at a set price during a specified period of time. Because stock options only have value if the value of our common stock increases above the exercise price, options encourage efforts to enhance long-term stockholder value. Stock options are granted with a 10-year term. Options granted after February 2006 have an exercise price equal to the closing market price of the company’s common stock on the date of grant. As allowed under the company’s incentive compensation plan, stock options granted in and prior to February 2006 have an exercise price equal to the closing market price of the common stock on the day prior to the date of grant. Stock options granted under the incentive compensation plan vest one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant. See the tables on Summary Compensation, Grants of Plan-Based Awards, Outstanding Equity Awards, and Option Exercises and Stock Vested for more information on RSUs and stock options granted to the Chief Executive Officer and the other Named Executive Officers.

Retirement Benefits.  All the executive officers participate in the company’s 401(k) profit sharing plan as do other employees of the company. Executive officers may elect to defer receipt of shares issuable upon vesting of RSUs. We provide this opportunity for executives to delay the need to sell shares to pay taxes and thereby promote stock ownership.

Executive Perquisites.  The company provides the executive officers with perquisites that the committee believes are reasonable and consistent with its overall compensation program. The committee periodically reviews the levels of perquisites provided to executive officers. One such perquisite is use of the company’s leased aircraft which is provided in part for security reasons by protecting the well-being of individual travelers and ensuring privileged information regarding corporate activities is not compromised. See the Summary Compensation Table for information regarding the perquisites received by our Named Executive Officers.

Severance and Change in Control Benefits.  Our employment agreements and plans have provisions which obligate us to pay severance or other benefits upon termination of employment or in the event of a change in control. We have included these provisions in furtherance of the retention value of these agreements and programs.

See the Potential Payments section below for a discussion of potential payments due to our Executive Officers in the event of termination of employment or a change in control.

What decisions were made with respect to 2006?

In early 2006, the committee conducted its annual review of compensation and determined short- and long-term incentive awards for 2005, as well as set base salaries and performance goals for 2006. The base salary adjustments and long-term incentive awards were based upon the total compensation targets established by the committee given industry group data, company and individual performance during 2005, and the requirements of the employment agreements. The 2006 base salary and long-term incentive award amounts are shown in the tables on Summary Compensation and Grants of Plan-Based Awards.

Our 2006 performance against the performance objectives was mixed. As measured against our industry peer group, we met or exceeded our target measures for risk-adjusted portfolio performance over a blended short- and long-term measurement period, as well as our target measures for operating leverage. Growth in assets under management, revenue and stockholder returns lagged our peers and targets. Based on these combined results, short-term incentive compensation at target levels was awarded.

What actions have been taken regarding 2007 compensation?

In February 2007, based on its review of the company’s compensation program and the provisions of the employment agreements, the compensation committee established the following base salaries and short- and long-term incentive opportunities for 2007 compared to 2006 for the Chief Executive Officer and other Named Executive Officers:

			Short Term		Long Term
	2007	2006	2007	2006	2007	2006
Executive	Base Salary	Base Salary	Target Bonus %	Target Bonus %	Award Value %	Award Value %

John P. Calamos, Sr.	$820,000	$775,000	600%	600%	400%	400%
Patrick H. Dudasik	$465,000	$440,000	300%	300%	200%	200%
Nick P. Calamos	$650,000	$650,000	500%	500%	350%	350%
James S. Hamman, Jr.	$435,000	$410,000	200%	200%	200%	200%
Philip E. Moriarty, II	$400,000	$240,000	300%	200%	200%	100%

The salary increases and short- and long-term incentive opportunities were based on the committee’s review of industry data and its assessment of the performance of these executives. In the case of Philip E. Moriarty, II, the committee recognized the executive’s promotions and added roles and responsibilities. The committee also established the performance objectives for the 2007 annual short-term incentive program on substantially the same basis as 2006, but with a greater emphasis on net income.

In addition to the adjustments in base salary, in February 2007, the committee made the following annual equity awards to the Chief Executive Officer and other Named Executive Officers based on the provisions of the employment agreements, a review of industry data and its assessment of the performance of these executives:

		Restricted
Executive	Stock Options	Stock Units

John P. Calamos, Sr.	168,603	56,201
Patrick H. Dudasik	47,862	15,954
Nick P. Calamos	123,732	41,244
James S. Hamman, Jr.	44,598	14,866
Philip E. Moriarty, II	43,512	14,504

Summary Compensation Table for 2006

The following table provides compensation information for our Chief Executive Officer, Chief Financial Officer and each of the three highest compensated executive officers of the company (the Named Executive Officers) for the fiscal year ended December 31, 2006.

						Non-Equity
Name and Principal	Fiscal			Stock	Option	Incentive Plan	All Other
Position	Year	Salary ($)	Bonus ($)	Awards(1) ($)	Awards(1) ($)	Compensation ($)	Compensation ($)		Total ($)

John P. Calamos, Sr.	2006	775,000	—	430,644	497,801	4,650,000	318,504	(2)	6,671,949
Chairman, Chief Executive Officer and Co-Chief Investment Officer
Patrick H. Dudasik	2006	435,000	—	260,232	88,432	1,320,000	60,260	(3)	2,163,924
Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
Nick P. Calamos	2006	650,000	—	278,973	322,614	3,250,000	47,025	(4)	4,548,612
Senior Executive Vice President and Co-Chief Investment Officer
James S. Hamman, Jr.	2006	405,625	—	332,643	93,019	820,000	43,601	(5)	1,694,888
Executive Vice President, General Counsel and Secretary
Philip E. Moriarty, II	2006	240,000	—	5,927	7,193	600,000	22,962	(6)	876,082
Executive Vice President, Head of Distribution and Business Development

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), and includes amounts from awards granted in 2004, 2005 and 2006. No forfeitures for the Named Executive Officers occurred during 2006. Assumptions used in the calculation of these amounts are set forth in footnote 13 to the company’s audited financial statements for the fiscal year ended December 31, 2006 included in the company’s Annual Report on Form 10-K filed with the SEC on March 6, 2007.

(2)	Includes, among other items, $147,134 for personal use of the company’s leased private aircraft, $140,245 for reimbursement of taxes primarily in connection with the personal use of the aircraft and $29,000 401(k) profit sharing and matching contribution. The value of personal aircraft usage reported is based upon the operating costs of the aircraft. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight when such person is invited to attend an event for business purposes. In cases where there is no business travel associated with a flight, all the operating costs of the aircraft incurred by the company constitute a perquisite. For those occasions where an executive’s spouse or other family member accompanies an executive on business travel, only additional operating costs associated with such passengers are included. The operating costs are the aggregate incremental cost based upon the hourly lease rate of the aircraft, the hourly rate of a flight department and our pilots, and the cost of fuel, meals, landing fees and other miscellaneous costs.

(3)	Includes, among other items, $29,000 401(k) profit sharing and matching contribution and a $25,000 retention payment attributable to $75,000 retention incentive awarded in 2003 and payable in three annual installments commencing in 2006.

(4)	Includes, among other items, $29,000 401(k) profit sharing and matching contribution and $17,954 for reimbursement of taxes primarily in connection with the personal use of leased corporate aircraft.

(5)	Includes, among other items, $29,000 401(k) profit sharing and matching contribution and $5,985 for reimbursement of taxes primarily in connection with the personal use of leased corporate aircraft.

(6)	Includes, among other items, $22,891 401(k) profit sharing and matching contribution.

Grants of Plan-Based Awards for 2006

During 2006 awards of non-equity incentive plan compensation, stock and options were granted pursuant to our incentive compensation plan to our Named Executive Officers, as indicated in the table below. With respect to the non-equity incentive plan awards, the table shows the range of possible payouts.

								Closing
					All Other	All Other		Market
					Stock	Option		Price on	Grant Date
					Awards:	Awards:	Exercise or	the Date	Fair
					Number of	Number of	Base Price	of the	Value of
		Estimated Possible Payouts Under			Shares of	Securities	of Option	Grant	Stock and
		Non-Equity Incentive Plan Awards			Stock or	Underlying	Awards	Per	Options
	Grant	Threshold	Target	Maximum	Units(1)	Options(2)	Per Share	Share	Awards(3)
Name	Date	($)	($)	($)	(#)	(#)	($)	($/Sh)	($)

John P. Calamos, Sr.		0	4,650,000	6,975,000
	2/15/06				44,454				1,575,005
	2/15/06					133,362	35.43	35.93	1,911,643
Patrick H. Dudasik		0	1,320,000	1,980,000
	2/15/06				7,057				250,030
	2/15/06					21,171	35.43	35.93	303,470
Nick P. Calamos		0	3,250,000	4,875,000
	2/15/06				29,107				1,031,261
	2/15/06					87,321	35.43	35.93	1,251,680
James S. Hamman, Jr.		0	820,000	1,230,000
	2/15/06				10,585				375,027
	2/15/06					31,755	35.43	35.93	455,184
Philip E. Moriarty, II		0	480,000	—
	2/15/06				1,694				60,018
	2/15/06					5,082	35.43	35.93	72,847

(1)	Represents restricted stock unit awards, which vest in three equal annual installments commencing February 15, 2010 (subject to continual employment, except in certain circumstances) and have a ten-year term and acceleration upon a change in control.

(2)	Represent stock option awards, which vest in three equal annual installments commencing February 15, 2010 (subject to continual employment, except in certain circumstances) and have a ten-year term and vest in full upon a change in control.

(3)	Represents grant date fair value of the awards as determined under FAS 123(R).

Outstanding Equity Awards at Year-End 2006

The following table provides information regarding unexercised options and other equity incentive plan awards for our Named Executive Officers outstanding as of December 31, 2006. The awards vest as provided in the footnotes, subject to continued employment, except in certain circumstances, and acceleration of vesting in the event of change in control.

	Option Awards					Stock Awards
						Number		Market
	Number of	Number of				of Shares		Value of
	Securities	Securities				or Units		Shares or
	Underlying	Underlying				of Stock		Units of
	Unexercised	Unexercised		Option		That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested(8)
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

John P. Calamos, Sr.	—	177,273	(1)	18.00	10/27/14	59,091	(5)	1,585,412
	—	112,500	(2)	28.76	02/14/15	37,500	(6)	1,006,125
	—	133,362	(3)	35.43	02/14/16	44,454	(7)	1,192,701
Patrick H. Dudasik	—					88,420	(4)	2,372,309
	—	63,636	(1)	18.00	10/27/14	21,212	(5)	569,118
	—	21,171	(3)	35.43	02/14/16	7,057	(7)	189,339
Nick P. Calamos	—	113,636	(1)	18.00	10/27/14	37,879	(5)	1,016,294
	—	72,750	(2)	28.76	02/14/15	24,250	(6)	650,628
	—	87,321	(3)	35.43	02/14/16	29,107	(7)	780,941
James S. Hamman, Jr.	—					122,064	(4)	3,274,977
	—	58,182	(1)	18.00	10/27/14	19,394	(5)	520,341
	—	31,755	(3)	35.43	02/14/16	10,585	(7)	283,996
Philip E. Moriarty, II	—	5,082	(3)	35.43	02/14/16	1,694	(7)	45,450

(1)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of October 27, 2008, 2009 and 2010.

(2)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of February 15, 2009, 2010 and 2011.

(3)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of February 15, 2010, 2011 and 2012.

(4)	Restricted stock units vest at the rate of 20%/year, with remaining vesting dates of January 1, 2007, 2008, 2009 and 2010.

(5)	Restricted stock units vest at the rate of 33 1/3%/year, with vesting dates of October 27, 2008, 2009 and 2010.

(6)	Restricted stock units vest at the rate of 33 1/3%/year, with vesting dates of February 15, 2009, 2010 and 2011.

(7)	Restricted stock units vest at the rate of 33 1/3%/year, with vesting dates of February 15, 2010, 2011 and 2012.

(8)	Based on the NASDAQ Global Select Market closing price of $26.83 for the company’s Class A common stock on December 29, 2006, the last trading date of 2006.

Option Exercises and Stock Vested During 2006

The following table provides information on option exercises and vesting of stock in fiscal year 2006 by our Named Executive Officers.

	Option Awards		Stock Awards
Number of
	Shares		Number of
	Acquired on	Value Realized	Shares (#)		Value Realized
	Exercise	on Exercise	Acquired on		on Vesting(3)
Name	(#)	($)	Vesting		($)

John P. Calamos, Sr.	—	—	—		—
Patrick H. Dudasik	—	—	22,105	(1)	695,202
Nick P. Calamos	—	—	—		—
James S. Hamman, Jr.	—	—	30,516	(2)	959,728
Philip E. Moriarty, II	—	—	—		—

(1)	From this number of shares acquired, 6,556 shares were withheld for the associated tax liability.

(2)	From this number of shares acquired, 8,980 shares were withheld for the associated tax liability.

(3)	Based on the NASDAQ Global Select Market closing price of $31.45 for the company’s Class A common stock on December 30, 2005, the last trading date preceding the vesting of the shares on January 1, 2006.

Potential Payments Upon Termination or Change in Control

As noted in the Compensation, Discussion and Analysis section, we have entered into employment agreements and maintain plans which obligate us to make certain payments and provide benefits to the Named Executive Officers in the event of termination of employment or a change in control. A summary of the terms of those employment agreements and the potential payments is provided below.

Employment Agreements

John P. Calamos, Sr. We entered into an employment agreement with John P. Calamos, Sr., effective October 26, 2004, that states Mr. Calamos will serve as our Chairman, Chief Executive Officer and Co-Chief Investment Officer through December 31, 2007. On January 1, 2006 and 2007, Mr. Calamos’ agreement renewed for a new three-year term and will renew for a three-year term on each subsequent January 1, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. The agreement provides Mr. Calamos with a minimum annual base salary of $650,000, an annual discretionary target bonus of at least 600% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Calamos’ annual base salary has since increased to $820,000, with the last increase effective in February 2007. Mr. Calamos participates in the benefit plans and programs generally available to our other senior executive officers. Under the agreement Mr. Calamos is eligible to receive annual equity awards under our incentive compensation plan in the discretion of our compensation committee, and was expected to receive annual awards with a value equal to 300% of his base salary. Effective January 2006, Mr. Calamos is expected to receive annual awards with a value equal to 400% of his base salary.

Mr. Calamos is entitled to receive the following severance payments if we terminate his employment without “cause” or he terminates his employment for “good reason”:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	base salary for 36 months; and

•	continued health care coverage for 36 months at employee rates.

These severance benefits are subject to Mr. Calamos signing a release of claims against us, and complying with the restrictive covenants in his employment agreement. In the event Mr. Calamos accepts other full-time employment during his severance period, as specified in his employment agreement, the only remaining obligation of the company to Mr. Calamos (other than accrued base salary, bonus, vacation and unreimbursed expenses) will be to pay Mr. Calamos 50% of his remaining base salary payments, which will be paid in a lump sum. “Cause” is defined as (i) willful breach of agreement or of any material company policy, (ii) misappropriation of assets, (iii) conviction of a felony or other serious crime, (iv) willful acts resulting in censure of Mr. Calamos or similar adverse action by the SEC or state regulator, (v) an act of fraud or gross moral turpitude, or (vi) continued willful failure to substantially perform assigned duties after notice and opportunity to cure. “Good reason” is generally defined as any of the following after notice and opportunity to cure: (i) the continued breach by us of any material provision of his agreement, (ii) any material adverse change in the status, position or responsibilities of Mr. Calamos, including a change in Mr. Calamos’ reporting relationship, (iii) assignment of duties to Mr. Calamos that are materially inconsistent with his position and responsibilities, (iv) the failure by us to assign his employment agreement to a successor to us, or failure of a successor to us to explicitly assume and agree to be bound by his employment agreement, or (v) delivery of notice to Mr. Calamos of non-renewal of his employment agreement.

If Mr. Calamos dies or becomes disabled, he or his estate will receive life insurance or disability insurance payments, as applicable, continued health care coverage for 18 months at employee rates (in the case of disability) and any accrued base salary, bonus, vacation and unreimbursed expenses.

If Mr. Calamos’ employment is terminated in connection with a change in control within two years of a change in control, he will receive the following:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	lump sum payment equal to base salary and bonus for 36 months;

•	24 months health care continuation, and two years of welfare benefits at employee rates; and

•	pro rata bonus for the year in which the termination occurs.

In addition, other earned cash or incentive benefits vest and become payable, and equity awards will vest in full upon such termination. These benefits are subject to Mr. Calamos signing a release of claims against us. Mr. Calamos’ employment agreement also includes a tax gross-up provision if excise taxes are imposed on Mr. Calamos for any amount, right or benefit paid or payable that is deemed to be an excess parachute payment.

Mr. Calamos has also entered into a non-competition agreement with us, pursuant to which he has agreed that, until the later of the fifth anniversary of the initial public offering or three years after the termination of his employment with us for any reason, he will comply with the restrictive covenants described in the Compensation Discussion and Analysis above.

Nick P. Calamos.  We entered into an employment agreement with Nick P. Calamos, effective October 26, 2004, that states Mr. Calamos will serve as our Senior Executive Vice President and Co-Chief Investment Officer through December 31, 2007. The terms of Mr. Calamos’ employment agreement are substantially similar to the terms in our agreement with John P. Calamos, Sr., including the restrictive covenants, except that Mr. Calamos receives a minimum annual base salary of $500,000 and an annual discretionary target bonus of at least 500% of base salary. Mr. Calamos’ annual base salary has since increased to $650,000, with the last increase effective in February 2006. Under the agreement it was expected that Mr. Calamos would receive annual equity awards under our incentive compensation plan with a value in the amount of 250% of his base salary. Effective January 2006, Mr. Calamos is expected to receive annual awards with a value equal to 350% of his base salary.

Patrick H. Dudasik.  We entered into an employment agreement with Patrick H. Dudasik, effective October 26, 2004, that states Mr. Dudasik will serve as our Executive Vice President, Chief Financial Officer and Treasurer through December 31, 2007. The responsibility of Chief Operating Officer has since been added to Mr. Dudasik’s role. Mr. Dudasik’s agreement will be renewed annually for a new two-year term, unless notice of non-renewal is given by the company or Mr. Dudasik prior to any such January 1. The agreement provides Mr. Dudasik with an annual base salary of $350,000, an annual discretionary target bonus of 200% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Dudasik’s annual discretionary target bonus has increased to 300%, effective in January 2005. In addition, Mr. Dudasik’s annual base salary has since increased to $465,000, with the last increase effective in February 2007. Mr. Dudasik participates in the benefit plans and programs generally available to our other senior executive officers. Mr. Dudasik is eligible to receive annual equity awards under our incentive compensation plan in the discretion of our compensation committee, and is expected to receive annual awards with a value equal to 200% of his base salary. The terms of Mr. Dudasik’s employment agreement relating to severance and change in control payments are substantially similar to those in our agreement with John P. Calamos, Sr., except that Mr. Dudasik will receive salary and continued health coverage for 18 months following his termination without “cause” or for “good reason”.

Mr. Dudasik has also entered into restrictive covenants with us, which apply until 18 months following his termination of employment for any reason. Mr. Dudasik has agreed that he will not disclose confidential information, compete with us or solicit any of our employees or clients.

James S. Hamman, Jr. We entered into an employment agreement with James S. Hamman, Jr., effective on October 26, 2004, that states Mr. Hamman will serve as our Executive Vice President, General Counsel and Secretary through December 31, 2007. The terms of Mr. Hamman’s employment agreement are substantially similar to the terms in our agreement with Patrick H. Dudasik, except that Mr. Hamman’s employment agreement provides an initial base salary of $320,000, an annual discretionary target bonus of 200% of base salary and annual equity awards with a value equal to 200% of his base salary. Mr. Hamman’s annual base salary has since increased to $435,000, with the last increase effective in February 2007. Mr. Hamman has also entered into restrictive covenants with us substantially similar to those we entered into with Mr. Dudasik.

Philip E. Moriarty, II. We entered into an employment agreement with Philip E. Moriarty, II, effective on February 15, 2007, that states Mr. Moriarty will serve as our Executive Vice President, Head of Distribution and Business Development through December 31, 2009. The terms of Mr. Moriarty’s employment agreement are substantially similar to the terms in our agreement with Patrick H. Dudasik, except that Mr. Moriarty’s provides an initial base salary of $400,000, an annual discretionary target bonus of 300% of base salary and annual equity awards with a value equal to 200% of his base salary. Mr. Moriarty has also entered into restrictive covenants with us substantially similar to those we entered into with Mr. Dudasik.

Potential Payments

The following table illustrates the incremental dollar amounts which would be become payable to or received by the Named Executive Officers under various post-employment scenarios or a change in control. These amounts reflect certain assumptions made in accordance with the Securities and Exchange Commission rules applicable to this disclosure. These assumptions are that the termination of employment or change in control occurred on December 31, 2006 and that the value of our common stock on that day was $26.83, the closing price on December 29, 2006, the last trading day of 2006. The amounts set forth below do not include payments and benefits not enhanced as a result of termination of employment or the change in control. These payments and benefits include benefits accrued under our tax-qualified 401(k) plan, accrued vacation pay, health plan continuation and similar amounts paid or made available when employment terminates applicable to our salaried employees generally.

	John P.	Patrick H.	Nick P.	James S.	Philip E.
Scenario	Calamos, Sr.(1)	Dudasik	Calamos	Hamman, Jr.	Moriarty, II(2)

Voluntary resignation or for “cause” termination	$5,349,558	$0	$0	$0	$0
Retirement	5,349,558	0	0	0	0
Death(3)	5,349,558	1,083,265	1,225,175	1,305,479	15,150
Disability(4)	5,353,494	1,083,265	1,225,175	1,305,479	15,150
Termination without “cause” or resignation for “good reason”(5)	7,683,298	674,929	1,979,858	629,929	0
Change in control but no termination(6)	5,349,558	3,692,672	3,451,268	5,235,263	45,450
Change in control and involuntary termination without “cause” or resignation for “good reason”(7)	29,010,242	12,608,306	21,530,340	11,524,332	45,450

(1)	Mr. John P. Calamos, Sr. has reached retirement eligibility which requires the attainment of age 55 and at least 10 continuous years of service within the Calamos organization. In the event Mr. Calamos were to voluntarily resign, retire or have his position terminated for any reason, all of his awards would continue to vest provided he remains retired from the investment management industry. We have assumed that John P. Calamos, Sr. would remain retired from the investment management industry and the amount shown reflects the value of the RSUs and “in the money” value of the stock options held by Mr. Calamos at December 31, 2006 assuming our stock price would remain constant throughout the vesting period.

(2)	Philip E. Moriarty, II’s employment agreement was effective February 15, 2007.

(3)	Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options, based on December 31, 2006 stock value of $26.83 per share, as follows: John P. Calamos, Sr., $5,349,558; Patrick H. Dudasik, $1,064,616; Nick P. Calamos, $1,206,525; James S. Hamman, Jr., $1,286,830; and Philip E. Moriarty, II, $15,150; and (b) health plan continuation benefits as follows: Patrick H. Dudasik, $18,649; Nick P. Calamos, $18,649; and James S. Hamman, Jr., $18,649.

(4)	Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options as follows: John P. Calamos, Sr., $5,349,558; Patrick H. Dudasik, $1,064,616; Nick P. Calamos, $1,206,525; James S. Hamman, Jr., $1,286,830; and Philip E. Moriarty, II, $15,150; and (b) health plan continuation benefits as follows: John P. Calamos, Sr., $3,936; Patrick H. Dudasik, $18,649; Nick P. Calamos, $18,649; and James S. Hamman, Jr., $18,649.

(5)	Includes (a) cash severance payments as follows: John P. Calamos, Sr., $2,325,000; Patrick H. Dudasik, $660,000; Nick P. Calamos, $1,950,000; and James S. Hamman, Jr., $615,000; (b) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options for John P. Calamos, Sr., $5,349,558; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $8,740; Patrick H. Dudasik, $14,929; Nick P. Calamos, $29,858; and James S. Hamman, Jr., $14,929.

(6)	Includes (a) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $5,349,558; Patrick H. Dudasik, $3,692,672; Nick P. Calamos, $3,451,268; James S. Hamman, Jr., $4,593,061; and Philip E. Moriarty, II, $45,450; and (b) excise tax gross-up for James S. Hamman, Jr., $642,202.

(7)	Includes (a) severance payments and excise tax gross-up as follows: John P. Calamos, Sr., $18,919,200 and $4,733,459, respectively; Patrick H. Dudasik, $6,061,200 and $2,827,026, respectively; Nick P. Calamos, $12,815,400 and $5,236,264, respectively; and James S. Hamman, Jr., $4,193,400 and $2,710,464, respectively; (b) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $5,349,558; Patrick H. Dudasik, $3,692,672; Nick P. Calamos, $3,451,268; James S. Hamman, Jr., $4,593,061; and Philip E. Moriarty, II, $45,450; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $8,025; Patrick H. Dudasik, $27,408; Nick P. Calamos, $27,408; and James S. Hamman, Jr., $27,408.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors of Calamos Asset Management consists of G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. Each of the members of the audit committee is independent as defined under the NASDAQ listing standards and applicable law. The audit committee is responsible for overseeing the company’s financial reporting activities. The audit committee’s function is more fully described in the written charter, which is posted on the corporate governance section of the company’s website. Richard W. Gilbert serves as the chairman of the audit committee and Mitchell S. Feiger is qualified as an audit committee financial expert within the meaning of the U.S. Securities and Exchange Commission rules.

The audit committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2006. In addition, the audit committee reviewed important programs designed to monitor the effectiveness of the company’s internal controls and disclosure controls and procedures for Sarbanes-Oxley.

The audit committee has discussed with KPMG LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees, as amended).

The audit committee also has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed the independence of KPMG with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE
Richard W. Gilbert (Chairman)
G. Bradford Bulkley
Mitchell S. Feiger
Arthur L. Knight

The report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of the board has appointed KPMG LLP as the independent registered public accounting firm to audit the books and accounts of Calamos Asset Management for its current fiscal year ending December 31, 2007. During the fiscal year ended December 31, 2006, KPMG rendered an opinion on the financial statements of Calamos Asset Management. In addition, KPMG provides us with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other services permitted under the Sarbanes-Oxley Act of 2002. Representatives of KPMG are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Recommendation of the Board

The board of directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the current fiscal year ending December 31, 2007. The voting requirements for this proposal are described in the Voting Information section.

Fees Paid to Independent Registered Public Accounting Firm

The board engaged KPMG to perform an annual audit of our financial statements for the fiscal year ended December 31, 2006.

The following table sets forth the approximate aggregate fees for fiscal years ended December 31, 2006 and 2005 for services rendered by KPMG.

	Fiscal Years Ended
	December 31,
	2006	2005

Audit fees	$550,000	$590,000
Audit-related fees(1)	17,600	16,000
Tax fees(2)	0	116,212
All other fees(3)	2,490	1,350

Total fees	$570,090	$723,562

(1)	Audit-related fees consist primarily of audit services performed for employee benefit plans.

(2)	Tax fees consist of tax return preparation, research and compliance advice.

(3)	All other fees consist of the cost of seminars that employees attended and subscription fees for access to an online research database.

Pre-Approval Process

The full audit committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors, subject to de minimis exceptions contained in the Exchange Act. The audit committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Conflict of Interests Policy

As required under the NASDAQ rules and pursuant to our Conflict of Interests Policy in our amended and restated certificate of incorporation, related party transactions shall be reviewed and approved by our independent directors or independent stockholders. Our Conflict of Interests Policy also allows related party transactions to be effected pursuant to guidelines approved in good faith by our independent directors or stockholders. The independent directors or independent stockholders must act in good faith and the material facts as to the relationship or interest and as to the transaction must be disclosed or known to them. Approval of a transaction requires the affirmative vote of a majority of the independent directors or voting power held by the independent stockholders.

For more information and to review our Conflict of Interests Policy as adopted, please see Article X of our amended and restated certificate of incorporation.

Since the adoption of our Conflicts of Interests Policy, related party transactions have been presented to the audit committee of the board of directors for review.

Management Services Agreements

Calamos Family Partners and Calamos Property Holdings (which are owned by the Calamos principals and family affiliates) and Dragon Leasing Corporation (which is solely owned by John P. Calamos, Sr.) have each entered into a separate Management Services Agreement with us. Pursuant to these agreements, we provide certain services to them and their subsidiaries, if any, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of their businesses and providing personnel to perform certain management and administrative services. The agreements each have a term of one year and are renewable annually. The agreements are terminable on 30 days notice by either party. In the agreements, each party has agreed to indemnify the other for any damages suffered as a result of the indemnifying party’s breach of the contract, negligence, willful misconduct or reckless disregard of its duties. In accordance with the terms of the agreements, Calamos Family Partners and Dragon Leasing Corporation have each agreed to pay us an amount equal to Direct Cost (as defined below) plus an expense allocation component. “Direct Cost” means, with respect to each service provided, the direct out-of-pocket expenses paid to or incurred with third parties in connection with providing such service, including, without limitation, shipping, handling, travel expenses, payments to third parties (including, without limitation, all professional fees), printing and postage. The company entered into a Management Services Agreement with Calamos Property Holdings. Under this service agreement, Calamos Property Holdings provides property, facilities and development management services to us and our subsidiaries. The terms and conditions are substantially similar to those in the above-referenced Management Services Agreements, including the payment provisions, which provide that we pay Calamos Property Holdings an amount equal to Direct Cost and an expense allocation component. For the year ended December 31, 2006, management services expenses allocated from the company to Calamos Family Partners, Calamos Property Holdings and Dragon Leasing Corporation were $1,394,000, $229,000 and $73,000, respectively. Calamos Property Holdings allocated $1,210,000 of management services expenses to the company during 2006.

Registration Rights Agreement

In connection with our initial public offering, we entered into an agreement with Calamos Family Partners and John P. Calamos, Sr. that grants registration rights with respect to shares of our Class A common stock (which we refer to as registrable securities) issuable or issued upon conversion of shares of our Class B common stock or in exchange for membership units in Calamos Holdings.

The registration rights agreement provides that Calamos Family Partners and John P. Calamos, Sr. and their assigns are entitled to unlimited “piggyback” registration rights, meaning they can include their registrable securities in registration statements filed by us for our own account or for one or more of our stockholders. Calamos Family Partners and John P. Calamos, Sr. and their assigns will also be entitled to, on 15 occasions, “demand” that we register registrable securities held by them at any time commencing at least 365 days after the effective date of the registration statement, provided that the aggregate number of registrable securities subject to each demand constitutes at least 5% of the registrable securities on the date of the registration rights agreement or has an aggregate minimum market value of at least $85 million. By using two demands, Calamos Family Partners and John P. Calamos, Sr. and their assigns may require that the registration statement be in an appropriate form under the Securities Act of 1933 (a shelf registration statement) relating to any of the registrable securities in accordance with the methods and distributions set forth in the shelf registration statement and under Rule 415 under the Securities Act of 1933. Notwithstanding the foregoing, we will not be required to prepare and file more than two registration statements in any 12-month period pursuant to such demands. We have agreed to pay the costs associated with all such registrations.

The registration rights agreement will remain in effect as long as there are outstanding registrable securities or securities of Calamos Asset Management or Calamos Holdings that are convertible into or exchangeable for registrable securities.

Tax Indemnity Agreement

Calamos Family Partners has entered into an agreement with Calamos Asset Management and Calamos Holdings in order to address certain matters among themselves in respect of the allocation of taxable income and liability for taxes. Under the terms of this agreement, Calamos Family Partners will generally indemnify us for any income taxes (including any interest and penalties on any such income taxes) related to Calamos Family Partners, Inc., Calamos Asset Management (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. incurred before the initial public offering closing. This indemnification will also cover any income taxes (including any interest and penalties on any such income taxes) incurred upon the conversion of Calamos Family Partners, Inc., Calamos Asset Management, Inc. (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. into, respectively, Calamos Partners LLC, Calamos Advisors LLC, Calamos Financial Services LLC and Calamos Property Management LLC. The terms of the Tax Indemnity Agreement will survive until the expiration of the applicable statute of limitations. The Tax Indemnity Agreement contains provisions that allow Calamos Family Partners to control the proceedings of any tax audits and tax controversies that relate to periods prior to the closing of the initial public offering. The Tax Indemnity Agreement also requires cooperation on a going-forward basis among the parties.

Contribution Agreement

In connection with the company’s reorganization, Calamos Family Partners entered into a contribution agreement with Calamos Holdings on October 15, 2004, whereby Calamos Family Partners contributed all of its assets and liabilities, including all of the equity interests in its four wholly owned subsidiaries, to Calamos Holdings. In exchange for contributing its assets and liabilities to Calamos Holdings, Calamos Family Partners received 100% of the membership units in Calamos Holdings. The agreement provides that Calamos Holdings will indemnify Calamos Family Partners and its employees, officers and directors for any losses they may suffer or incur arising out of Calamos Family Partners’ ownership of the contributed assets and liabilities or the conduct of the business prior to the date of the agreement (other than losses which Calamos Family Partners is agreeing to indemnify Calamos Asset Management and Calamos Holdings for under the Tax Indemnity Agreement).

Airplane Lease and Service Agreements

We are party to a non-exclusive aircraft sublease agreement that allows us to lease an airplane from Dragon Leasing Corporation for business travel, subject to availability. Aircraft-related fees incurred under the agreement were $934,000 for the year ended December 31, 2006. We have also entered into a joint use and management agreement with Aspen Executive Air LLC, a company in which John P. Calamos, Sr. maintains an indirect beneficial interest, pursuant to which Calamos Holdings has agreed to pay for aircraft management services as well as other aircraft-related expenses. We provide pilot services to Aspen Executive Air at an established rate per flight hour. Total service fees incurred and revenues received were $386,000 and $354,000, respectively, for the year ended December 31, 2006.

Leases of Corporate Headquarters

In October 2004, Calamos Holdings entered into a 20-year lease with 2020 Calamos Court LLC, a subsidiary of Calamos Property Holdings, with respect to the new corporate headquarters constructed for the company’s occupancy. Rent under the lease commenced in April 2005 and will end on May 31, 2025. Initial monthly base rent payments were approximately $237,000 through May 1, 2006 and will increase 3% annually, beginning June 1, 2006, for the remaining term of the lease. Calamos Holdings may not terminate the lease unless a casualty, condemnation or material temporary taking affects all or a substantial portion of the leased premises. 2020 Calamos Court LLC may terminate the lease only upon specified events of default, which are subject to applicable grace periods.

Effective January 2005, Calamos Holdings has been party to a six-year lease with 1111 Warrenville Road LLC, a subsidiary of Calamos Property Holdings. Under this lease and as of August 2005, Calamos Holdings LLC is obligated to pay monthly base rents and operating expenses of approximately $38,000, which increased 3% annually beginning January 1, 2006. Effective May 2006, this lease was amended to increase the square footage leased as part of the company’s disaster recovery program. The base rent and operating expenses increased to approximately $58,000 to reflect the higher square footage. Due to the company’s move to its new headquarters during 2005 and the resulting decrease in required square footage, this agreement replaced a previous month-by-month agreement under which Calamos Advisors, a subsidiary of Calamos Holdings, was obligated to pay monthly base rents and operating expenses of approximately $84,000 that was terminable by either party with 30 days notice.

In July 2005, Calamos Holdings entered into an agreement with Primacy Business Center LLC, a subsidiary of Calamos Family Partners, where office space is subleased to Primacy Business Center. During 2006, Calamos Holdings recognized sublease rental income of $833,000.

In August 2005, Calamos Holdings entered into a 20-year lease with 2020 Calamos Court Annex LLC, a subsidiary of Calamos Property Holdings, with respect to the employee dining facility in the new corporate headquarters. Rent under the lease commenced in December 2005 and will end on May 31, 2025. Initial monthly base rent payments are approximately $21,000 and will increase 3% annually, beginning in December 2006.

Lunch and Catering Agreement

Calamos Holdings entered into a Lunch and Catering Agreement dated February 13, 2006 with CF Restaurant Enterprises LLC, a subsidiary of Calamos Family Partners, where CF Restaurant Enterprises provides lunch food service to Calamos Holdings through an independent manager at fixed prices in accordance with a pre-approved menu. Calamos Holdings guarantees a certain minimum amount of revenue each business day ($2,750/day) and CF Restaurant Enterprises agrees that certain quantities and combinations of food and beverage will be available at the predetermined price threshold. During 2006, Calamos Holdings incurred expenses of $758,000 related to this agreement.

Employment Arrangements

Effective October 26, 2004, we entered into an employment agreement with John P. Calamos, Jr., the son of John P. Calamos, Sr. The agreement states that Mr. Calamos will serve as our Senior Vice President, Portfolio Manager through December 31, 2007. On January 1, 2006 and 2007, Mr. Calamos’ agreement renewed for a new three-year term and will renew for a three-year term on each subsequent January 1, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. Under the agreement, Mr. Calamos receives an initial base salary of $400,000, an annual discretionary target bonus of 300% of base salary and annual equity awards with a value equal to 225% of his base salary. Mr. Calamos’ annual base salary has since increased to $525,000, with the last increase being effective in February 2007. Mr. Calamos’ total compensation for 2006 was $2,466,892.

Kenneth Witkowski, the step-son of John P. Calamos, Sr., was employed by us as Director of Security and Business Continuity. Mr. Witkowski’s total compensation for 2006 was $203,088.

Angelo Calamos, Jr., the brother of John P. Calamos, Sr., was employed by us as an Assistant Vice President and Trader and retired on February 28, 2006. Prior to his retirement, the compensation committee approved Mr. Calamos’ grant of 25,200 RSUs. To date, two-thirds of the award has vested and the remainder of the award will vest in 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who beneficially own more than 10% of Calamos Asset Management’s common stock (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. We have reviewed copies of such reports with respect to fiscal year 2006. We believe all Reporting Persons complied with the applicable filing requirements for fiscal year 2006.

STOCKHOLDER PROPOSALS

Qualified stockholders who wish to have proposals presented at the 2008 annual meeting of stockholders must deliver them to us by December 26, 2007, in order to be considered for inclusion in next year’s proxy statement and proxy, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any stockholder proposal or director nomination for our 2008 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely if we receive it before March 3, 2008, or after April 2, 2008. Such proposals and nominations must be made in accordance with our by-laws. An untimely proposal may be excluded from consideration at our 2008 annual meeting. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

STOCKHOLDER ACCESS/COMMUNICATION

Generally, stockholders who have questions about Calamos Asset Management should contact our Investor Relations Department at 630-245-7200. However, any stockholders who wish to directly address such questions to our board of directors, or any individual director, including a non-management director, should write to any director or to all directors in care of James S. Hamman, Jr., Secretary, at 2020 Calamos Court, Naperville, Illinois 60563.

ANNUAL REPORT AND FORM 10-K

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being sent to all stockholders as of the record date and both are available for viewing on the Internet. Please read this information carefully. However, the financial statements in our Annual Report on Form 10-K do not legally form any part of this proxy soliciting material.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 was filed with the Securities and Exchange Commission and contains our audited consolidated financial statements and all of the information that the regulations of the Securities and Exchange Commission require to be presented in an annual report to stockholders. For legal purposes, our Annual Report on Form 10-K is our annual report to stockholders. Stockholders may also obtain a copy of the Annual Report on Form 10-K, without charge, by visiting our website at www.calamos.com or by writing to our Secretary, James S. Hamman, Jr., at 2020 Calamos Court, Naperville, IL 60563. Upon written request to our Secretary at the address of our principal executive offices, the exhibits set forth on the exhibit index of our Annual Report on Form 10-K may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

HOUSEHOLDING

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the annual meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares and is householding our proxy materials, this means that:

•	Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you call 1-800-542-1061.

•	You can contact us by calling (630) 245-7200 or by writing to James S. Hamman, Jr., Secretary, at 2020 Calamos Court, Naperville Illinois 60563, to request a separate copy of the annual report on Form 10-K and proxy statement for the annual meeting or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

OTHER MATTERS

We know of no other voting matters to be presented to you at the annual meeting. As stated in an earlier section, if other matters are considered at the annual meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Calamos Asset Management.

Annual Meeting of
Stockholders of
Calamos Asset Management, Inc.
May 25, 2007
9:00 a.m.
2020 Calamos Court
Naperville, Illinois 60563
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED CLASS A STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

☐	ê DETACH PROXY CARD HERE ê

Mark, Sign, Date and Return	☒
the Proxy Card Promptly
Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS—TERMS TO EXPIRE IN 2008					FOR	AGAINST	ABSTAIN

	FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS* ☐	2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2007.	☐	☐	☐

Nominees:	(G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert, Arthur L. Knight).	3.	IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line).	I plan to attend the meeting.	☐
Exceptions*

     To change your address,           ☐
please mark this box.

SCAN LINE

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Date Share Owner sign here	Co-Owner sign here

ADMISSION TICKET
If you intend to attend the Annual Meeting, please be
sure to check the “I plan to attend the meeting”
box on the reverse side of the proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
CALAMOS ASSET MANAGEMENT, INC.
     The undersigned hereby appoints John P. Calamos, Sr., Patrick H. Dudasik and James S. Hamman, Jr., attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Calamos Asset Management, Inc. to be held May 25, 2007 or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND “FOR” PROPOSAL 2. IF NO DIRECTION IS GIVE IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.
To include any comments, please mark this box. ☐
___________________________